NON-SOLICITATION AND NON-COMPETITION AGREEMENT

This Non-Solicitation and Non-Competition Agreement (this “Agreement”) dated December 12, 2011 between MSB Financial Corp. (the “Company”), with a principal place of business located in Millington, New Jersey and Gary T. Jolliffe (“Mr. Jolliffe”).

WHEREAS, effective as of December 31, 2011 (“Retirement Date”), Mr. Jolliffe will retire as President and Chief Executive Officer of Millington Savings Bank (the “Bank”) and the Company (collectively, the “Companies”).

WHEREAS, Mr. Jolliffe is currently serving as the President and Chief Executive Officer of the Companies, and the Companies recognize the specialized knowledge and expertise of Mr. Jolliffe related to the business affairs of the Companies;

WHEREAS, the Company and Mr. Jolliffe desire to enter into this Agreement upon the terms and conditions hereinafter contained;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Non-Competition.

(a)
During the period commencing on the first business day following the Retirement Date and ending 24 months thereafter (the “Restrictive Period”),  Mr. Jolliffe agrees that he shall not engage in any Competition (as defined below) with the Companies.  For purposes of this Agreement, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than two percent (2%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the State of New Jersey in the counties of Morris and Somerset or within twenty miles of any branch of the Bank and that is engages in or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, or lease financing, by business entities, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”).  Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies within five years prior to the Retirement Date or within two years after the Retirement Date.

(b)
Mr. Jolliffe acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein and the geographic areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Companies. Mr. Jolliffe acknowledges that the Consideration being paid to him in accordance with the Agreement is fair compensation for him entering into this Agreement, and he agrees that he shall not challenge or contest the adequacy of such Consideration or the validity of the Agreement.

(c)
In the event that the provisions of this Agreement relating to the time periods and/or geographic areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas that such court deems reasonable and enforceable, the time period and/or geographic areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or geographic areas under this Agreement.

(d)
In the event that a Financial Services Company contacts Mr. Jolliffe for the purpose of requesting that Mr. Jolliffe engage in Competition with the Companies during the Restrictive Period, Mr. Jolliffe may request that the Company waive the provisions of Section 1(a) of this Agreement. The Company shall consider Mr. Jolliffe’s request for a waiver, but is under no obligation to grant the waiver. The Company shall have absolute and sole discretion to decide whether or not to grant the waiver. If, in its absolute and sole discretion, the Company decides to grant the waiver request, the waiver shall not become effective until Mr. Jolliffe and the Company shall have entered into a written modification of this Agreement, signed by both parties.

2.           Protection and Non-Disclosure of Confidential Information. Mr. Jolliffe hereby agrees and acknowledges that his employment with the Companies has created a continuing relationship of confidence and trust between Mr. Jolliffe and the Companies with respect to Confidential Information. Mr. Jolliffe hereby warrants and agrees that he will keep in confidence and trust at all times after the Retirement Date all such Confidential Information known to him, and will not use or disclose such Confidential Information without the prior written consent of the Companies. Nothing in this Agreement is intended to or shall preclude Mr. Jolliffe from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory or quasi-regulatory authority; provided, however, that, to the extent permitted by law, Mr. Jolliffe has first provided to the Companies as much advance notice as practicable of any such compelled disclosure, and further that Mr. Jolliffe agrees to honor any order or ruling obtained by the Companies quashing or barring any such subpoena, court order or request for disclosure. As used in this Agreement, “Confidential Information” means any and all information belonging to the Companies, which is of value to the Companies and the disclosure of which could result in a competitive or other disadvantage to the Companies. Examples of Confidential Information are, without limitation, financial information, reports and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; business plans, prospects and opportunities; and possible acquisitions or dispositions of businesses or facilities that have been discussed by the management of the Companies. Confidential Information includes information Mr. Jolliffe developed or learned in the course of his employment with and service as a director of the Companies, as well as other information to which Mr. Jolliffe may have had access in connection with his employment or service as a director. Confidential Information also includes the confidential information of others, including, but not limited to, customers of the Companies, with whom the Companies have a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of Mr. Jolliffe’s obligations under this Agreement regarding Confidential Information or otherwise.

3.    Consideration. As consideration for the obligations of Mr. Jolliffe hereunder, the Company shall pay to Mr. Jolliffe the sum of $25,000 per year (the “Consideration”) payable at the rate of $6,250 per calendar quarter to be paid in arrears during the Restrictive Period.  No Consideration set forth herein shall be deemed a substitute for any compensation or benefits due or payable to Mr. Jolliffe for his prior service as an employee with the Companies or for any continuing service as a member of the Boards of Directors of the Companies.   Notwithstanding anything herein to the contrary, in the event of the death of Mr. Jolliffe during the Restrictive Period, payment of the Consideration shall cease upon the payment made to the estate of Mr. Jolliffe as of the last day of the calendar quarter containing such date of death of Mr. Jolliffe (“Final Payment”).

4.    Defaults. Mr. Jolliffe shall be deemed to be in default of his obligations under this Agreement (a “Default”), if Mr. Jolliffe shall have breached his obligations under Section 1 or 2 hereof immediately upon any such breach of his obligations, and the Company shall not be obligated to provide any notice thereof or cure period.

5.    Remedies.
(a)   Mr. Jolliffe acknowledges that in the event of an actual or threatened Default, the Company’s remedies at law will be inadequate. Accordingly, the Company shall be entitled, at its election, to obtain a judicial order to enjoin any actual or threatened Default, and/or to obtain specific performance of Mr. Jolliffe’s obligations under this Agreement without the necessity of showing any actual damage or the inadequacy of monetary damages. Any such equitable remedy shall not constitute the sole and exclusive remedy for any such Default, and the Company shall be entitled to pursue any other remedies at law or in equity. In the event of a Default by Mr. Jolliffe, the Company shall be entitled to recover from Mr. Jolliffe its costs, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement.  Mr. Jolliffe represents and admits that his experience and capabilities are such that he can obtain employment in a business engaged in other industries and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent him from earning a livelihood.

(b)   Any court proceeding to enforce this Agreement may be commenced by either party in a court of competent jurisdiction located within the State of New Jersey. The parties hereto submit to the exclusive jurisdiction of such court and waive any objection that they may have to the pursuit of any such proceeding in such court.

6.    Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements, oral and written, between the parties with respect to the subject matter hereof.

7.    Non-Waiver. The failure by a party in one or more instances to insist upon performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the seek enforcement of any of the terms, covenants or conditions of this Agreement following any breach of any of the terms, covenants, conditions, rights or privileges, shall non constitute, nor be deemed to constitute, a waiver of any of the terms, covenants or conditions of this Agreement, but the same shall continue and remain in full force and effect as if no such failure or forbearance had occurred. No waiver of the terms, covenants or conditions of this Agreement shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

8.    Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New Jersey applicable to contracts made and wholly to be performed in the State.

9.    Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, assigns, heirs and personal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.    Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.   In the event of the death of Mr. Jolliffe during the Restrictive Period, this Agreement shall terminate as of the date of the Final Payment.

11.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Gary T. Jolliffe
Gary T. Jolliffe

Residing at:

MSB FINANCIAL CORP.

By:	/s/ Albert N. Olsen
Albert N. Olsen
Its:	Chairman of the Board